Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2019, relating to (1) the 2018 financial statements of Enphase Energy, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standard), and (2) the effectiveness of Enphase Energy, Inc.’s internal control over financial reporting for the year ended December 31, 2018 appearing in the Annual Report on Form 10-K of Enphase Energy, Inc. for the year ended December 31, 2018, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California

April 3, 2019